Exhibit 10.9
Summary of Director Compensation
Director Fees
The compensation of the Company’s non-employee directors is paid in the form of an annual retainer, meeting and chair fees and stock-based awards. During 2009 and 2010, the fees that each non-employee director, Chairman of the Board, lead director, or committee chair, is entitled to receive are the following:
•	An annual retainer of $70,000 (which consisted of $60,000 in cash and $10,000 in phantom stock units);

•	An additional $20,000 retainer for the Chair of the Audit Committee;

•	An additional $100,000 retainer for the Interim Non-Executive Chairman of the Board as of December 10, 2009; prior to that date there was a lead director who was entitled to $60,000 retainer;

•	An additional $20,000 retainer for the Chair of the Compensation Committee;

•	An additional $10,000 retainer for the Chair of the Corporate Governance and Nominating Committee;

•	An additional $7,500 retainer for the Chair of the Risk Management Committee;

•	An attendance fee of $1,500 for regularly scheduled Board or committee meetings, other than Audit Committee and Executive Search Committee (which was formed in November 2009) meeting fees which are $2,000 per meeting; and

•	An attendance fee of $500 for telephonic special meetings of the Board of Directors.
Option Grants
In 2009, Pinnacle granted to each director who was then serving 15,000 options, which were granted on the date of the 2009 Annual Meeting of Stockholders. The exercise price for each option was the closing price of Pinnacle Common Stock on the date of grant. All of the options vested immediately upon the date of grant. In addition, on the date of the 2009 Annual Meeting of Stockholders, all prior options granted to the directors vested immediately on such date.